INVENTORY PURCHASE AND LOAN SET-OFF AGREEMENT

THIS AGREEMENT (the "**Agreement**") dated for reference as of February 20, 2008 is made

BETWEEN:

Susanne Milka
Of Vancouver, BC

(the "Lender")

AND:

Blink Couture Inc.
1199 Marinaside Crescent, Suite 1107
Vancouver, BC V6Z 2Y2

(the "Company")

WHEREAS:

A. The Company wishes to sell its inventory valued at $1,482 (the "Inventory Value") on the Company's balance sheet as of January 31, 2008, which includes accessories (the "Inventory");

B. The Lender wishes to purchase the Inventory from the Company;

C. As of January 31, 2008, the Company is indebted to the Lender in the amount of US$8,767 for cash advances made to the Company (collectively the "**Debt**").

D. For the mutual benefit of the parties, the Lender wishes to write off the Debt.

THEREFORE, in consideration of the mutual promises set out below and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Lender agree as follows:

1. (a) The Company hereby sells, assigns, transfers and sets over to the Lender, his successors, and assigns, all rights, title and interest in and to the Inventory;

   (b) The Lender hereby assumes and agrees to indemnify and cause the Company to be discharged from liability in respect of any and all debts, liabilities, obligations, claims, demands, costs and expenses whatsoever now or hereafter outstanding or payable by the Company in respect of the Debt, together with all interest which accrues thereon from time to time, and shall bear all expenses in connection therewith and with this Agreement, including any and all loss or damage suffered or incurred by the Company in respect of the obligation to make payments of any nature whatsoever on the debts, liabilities, obligations, claims, demands, costs and expenses hereby assumed.

3. No delay or omission on the part of the Lender to exercise any right or power arising hereunder shall impair any such right or power or be considered to be a waiver of any such right or power, nor shall the Lender's action or inaction impair any such right or

power. The Company agrees to pay on demand, to the extent permitted by law, all costs and expenses incurred by the Lender in the enforcement of his rights in this Agreement, including without limitation reasonable fees and expenses of the Lender's counsel. If any provision of this Agreement is found to be invalid by a court, all the other provisions of this Agreement shall remain in full force and effect.

4. The Company and the Lender shall execute all further agreements, instruments and documents and do all further acts as may reasonably be required to give effect to and carry out the full intent of this Agreement.

5. This Agreement is binding upon the Company and the Lender and upon the respective successors and assigns of the Company and the Lender.

6. This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution, shall be deemed to bear the date as set forth above.

7. Agreement shall in all respects be governed by and construed in accordance with the laws of the Province of British Columbia, without regard to its conflicts of law doctrine. The parties attorn to the jurisdiction of the provincial or federal courts located in the Province of British Columbia regarding any and all disputes.

8. This Agreement takes effect as of the date first written above.

BY SIGNING BELOW each of the Company and the Lender confirms that this document sets out the understanding reached by them and each acknowledges their intention to be bound by this Agreement.

BLINK COUTURE INC.

Per: ______________________
Penny Green
Its: President and Chief Executive Officer

____
Susanne Milka